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                                                                      EXHIBIT 11

DAUGHERTY RESOURCES, INC.
COMPUTATION OF PER SHARE EARNINGS
(United States Dollars)
Unaudited


         The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis, for the nine months ended September 30, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996. The computations below reflect the 1 for 5 Reverse Stock Split effective June 30, 1998.

                                          NINE MONTHS ENDED
                                          -----------------
                                            SEPTEMBER 30                    YEAR ENDED DECEMBER 31
                                            ------------                    ----------------------

                                         1999          1998           1998           1997           1996
                                         ----          ----           ----           ----           ----
Net loss applicable to share of
Common Stock and Common
Stock equivalents                      $  (65,077)  $ (1,172,326)    $ (902,319)  $ (1,405,829)    $ (734,605)

Average number of shares of
Common Stock Outstanding                2,329,352      2,183,783      2,035,188      1,831,926      1,610,168

Common Stock equivalents                1,514,134      1,464,355      1,448,355      1,353,244        283,293

Total shares of Common Stock
and Common Stock equivalents            3,843,486      3,648,138      3,483,543      3,185,170      1,893,461

Primary loss per share of
Common Stock                           $     (.03)  $      (.54)     $   .(0.44)  $       (.77)    $     (.46)


Fully diluted loss per share of        $     (.02)  $      (.32)     $    (0.26)  $       (.44)    $     (.39)
Common Stock

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          During periods when the Company incurred net losses, Common Stock equivalents are considered anti-dilutive



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